EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

CSG Appoints Rajan Naik to Board of Directors

GREENWOOD VILLAGE, Colo. (Aug. 27, 2018) — CSG (NASDAQ: CSGS), the trusted partner to simplify the complexity of business transformation in the digital age, announces Rajan Naik has joined its board of directors.

Naik currently serves as chief strategy and innovation officer for Motorola Solutions, Inc., where he is responsible for the corporate strategy organization, chief technology office, venture capital portfolio and competitive and market intelligence.  Motorola Solutions creates mission-critical communication solutions, including devices, networks, software, services and video, that help public safety and commercial customers build safer cities and thriving communities.

“Rajan brings tremendous industry and technology experience and has a proven track record in identifying and forecasting industry and business model disruptions,” Don Reed, chairman of the board of directors, CSG.  “Rajan brings complementary skills and experiences to our well-balanced board.  We take board refreshment seriously and strive to achieve a healthy composition of new, diverse and experienced board members providing governance for CSG and its shareholders.”

Prior to joining Motorola Solutions, Naik held the roles of chief strategy officer at Advanced Micro Devices (AMD) and partner at McKinsey & Company in the technology, media and telecommunications practice.   Naik also serves on the board of directors for Sonim Technologies.

About CSG

CSG simplifies the complexity of business transformation in the digital age for the most respected communications, media and entertainment service providers worldwide. With over 35 years of experience, CSG delivers revenue management, customer experience and digital monetization solutions for every stage of the customer lifecycle. The company is the trusted partner driving digital transformation for leading global brands, including Arrow Electronics, AT&T, Bharti Airtel, Charter Communications, Comcast, DISH, Eastlink, iflix, MTN, TalkTalk, Telefonica, Telstra and Verizon.

At CSG, we have one vision: flexible, seamless, limitless communications, information and content services for everyone. For more information, visit our website at csgi.com and follow us on LinkedIn, Twitter and Facebook.

Contacts:

Elise Brassell

Public Relations

CSG

+1 (303) 804-4962

Elise.brassell@csgi.com

Liz Bauer

Investor Relations

CSG

+1 (303) 804-4065

Liz.bauer@csgi.com